UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2017
BOSTON PROPERTIES, INC.
BOSTON PROPERTIES LIMITED PARTNERSHIP
(Exact Name of Registrants As Specified in its Charter)

Boston Properties, Inc.	Delaware	1‑13087	04‑2473675
	(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Boston Properties Limited Partnership	Delaware	0‑50209	04-3372948
	(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 Boylston Street, Suite 1900, Boston, Massachusetts 02199
(Address of Principal Executive Offices) (Zip Code)
(617) 236-3300
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.	Creation of a Direct Financial Obligation.
On June 7, 2017, the consolidated joint venture entity in which Boston Properties, Inc. (the “Company”), the sole general partner of Boston Properties Limited Partnership, has a 60% interest and that owns 767 Fifth Avenue (the General Motors Building) located in New York City, completed the refinancing of approximately $1.6 billion of indebtedness that had been secured by direct and indirect interests in 767 Fifth Avenue. The new mortgage financing has a principal amount of $2.3 billion, bears interest at a fixed interest rate of 3.43% per annum and matures on June 9, 2027. The loan requires interest-only payments during the 10-year term of the loan, with the entire principal amount being due at maturity.
In contemplation of the refinancing, on April 24, 2017, the consolidated joint venture entity terminated forward-starting interest rate swap contracts with notional amounts aggregating $450.0 million and paid approximately $14.4 million, which amount will increase the Company's interest expense over the ten-year term of the financing, resulting in an effective GAAP interest rate of approximately 3.64% per annum (including the amortization of financing costs and additional mortgage recording tax).
After extinguishing the prior indebtedness on the property, the Company intends to use a portion of its share of the net proceeds to repay the $310.0 million of borrowings outstanding under its $1.5 billion unsecured line of credit and for other working capital purposes. The extinguished debt bore interest at a weighted-average rate of approximately 5.96% per annum, an effective GAAP interest rate of approximately 3.03% per annum and was scheduled to mature on October 7, 2017. There was no prepayment penalty associated with the repayment of the prior indebtedness on the property.
The new mortgage loan will be secured by a first mortgage on the consolidated joint venture entity’s fee interest in the property, and the Company has guaranteed customary reserves to fund tenant improvements, leasing commissions, maintenance and other specified items, which will be reduced as reserved items are paid. The outside partners have agreed to reimburse the Company for their share of any payments made under any reserve guarantee. The new mortgage loan is generally non-recourse except that the loan is fully recourse to the borrower in the event of any voluntary transfer of title, encumbering the property with additional debt, or voluntary filing for bankruptcy by the borrower or affiliates in violation of the loan documents. In addition, the borrower has agreed to indemnify the lenders for customary environmental and “bad boy” carve-outs. Finally, the loan agreement contains representations, warranties, covenants and events of default that are customary for loans of this type. In the case of an event of default, the lenders may, among other remedies, accelerate the payment of all obligations under the loan.
The new mortgage loan will be open for prepayment at par beginning six months prior to maturity. In addition, the loan may be defeased in its entirety, and the property may be released from the mortgage, beginning on the earlier of (x) the date which is three years after closing of the new loan, or (y) the date which is two years after the final securitization of the loan, through the par prepayment date; provided that, among other conditions, the consolidated joint venture entity delivers to the lenders non-callable U.S. Treasury securities that provide for payments on or before the dates on which scheduled payments on the loan are due through the par prepayment date plus the principal balance of the loan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
BOSTON PROPERTIES, INC.
By: /s/ Michael E. LaBelle
Michael E. LaBelle
Executive Vice President, Chief Financial Officer and Treasurer

BOSTON PROPERTIES LIMITED PARTNERSHIP
By: Boston Properties, Inc., its General Partner
By: /s/ Michael E. LaBelle
Michael E. LaBelle
Executive Vice President, Chief Financial Officer and Treasurer

Date: June 8, 2017